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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number  0-18993

                          Winton Financial Corporation
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             (Exact name of registrant as specified in its charter)

                    5511 Cheviot Road, Cincinnati, Ohio 45247
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                  (Address, including zip code of registrant's
                          principal executive offices)

                                 (513) 385-3880
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                        (Telephone number of registrant)

                                  Common Shares
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            (Title of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)    [X]
                  Rule 12g-4(a)(1)(ii)   [ ]
                  Rule 12g-4(a)(2)(i)    [ ]
                  Rule 12g-4(a)(2)(ii)   [ ]
                  Rule 12h-3(b)(1)(i)    [ ]
                  Rule 12h-3(b)(1)(ii)   [ ]
                  Rule 12h-3(b)(2)(i)    [ ]
                  Rule 12h-3(b)(2)(ii)   [ ]
                  Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice
date:      None*

*There are no holders of record of the common shares of Winton Financial Corporation as of the date hereof. All of the outstanding common shares of Winton Financial Corporation were converted into the right to receive $20.75 in cash or 0.755 common shares of WesBanco, Inc. pursuant to the merger of Winton Financial Corporation with WesBanco, Inc., which merger became effective as of January 3, 2005.
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Pursuant to the requirements of the Securities Exchange Act of 1934 WesBanco,
Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    January 6, 2005                    WESBANCO, INC.


                                            By: /s/ Robert H. Young
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                                                    Robert H. Young
                                                    Executive V/P and Chief
                                                    Financial Officer